Exhibit 99.1

ROYALE ENERGY ANNOUNCES POSITIVE CASH FLOW

CALIFORNIA DISCOVERIES LEAD TO OPPORTUNITY

San Diego, California (March 27, 2009). Royale Energy, Inc. (NASDAQ: ROYL) earned $1,540,924 or 19 cents per share in “Cash Flow from Operations” for year end 2008, bolstered by discoveries in California.  While investing heavily in the development of new opportunities, the company continued to add reserves from drilling and cash flow from its core area of operation in California's Sacramento Basin.

The capital requirements used in development of Texas Gulf Coast and Rocky Mountain operations were most affected by the sharp decline in the broader energy markets. With oil & natural gas prices falling by over 70% from mid 2008, many companies including Royale, adjusted the cost basis of their assets. The non-cash impairment charges of $15,691,348 resulted in a net loss of $8,777,614.  Total revenue for the year ended 2008, rose to $19,174,144 from $16,557,399 in 2007 or 15.8%.

Stephen Hosmer said, “The industry today is reminiscent of 1986 when the company was founded.  In challenging times opportunities abound. Investment decisions on the use of capital must be carefully weighed to correctly position the company for future growth.”

Royale will continue to focus investment in areas such as the Sacramento Basin Lonestar Field, where the company drilled 3 wells and increased production by 7.5% in 2008.  Plans for 2009 include the drilling of 7 new wells in the field.

About Royale Energy

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company.  The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains.  It has been a leading independent producer of oil and natural gas for over 20 years.  The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects.  Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward-Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements.  While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control.  Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Royale Energy, Inc.

Contact: Chanda Idano

Director of Marketing & PR of Royale Energy, Inc.

+1-619-881-2800 or fax, + 1-619-881-2899

chanda@royl.com http://www.royl.com